Exhibit 16.1
[Letterhead of KPMG LLP]
June 1, 2007
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Big 5 Sporting Goods Corporation (the Company) and, under the date of March 9, 2007, we reported on the consolidated financial statements of the Company as of December 31, 2006 and January 1, 2006 and for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On May 25, 2007 we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated May 25, 2007, and we agree with such statements except that we are not in a position to agree or disagree with the statements made in the first paragraph that Deloitte & Touche LLP was engaged as principal accountants and that the change was approved by the audit committee of the Company’s board of directors and we are not in a position to agree or disagree with the statements in the fifth paragraph that the Company did not consult with Deloitte & Touche LLP.
Very truly yours,
/s/ KPMG LLP